Exhibit 99.1

APRICUS BIOSCIENCES ANNOUNCES $3.7 MILLION PRIVATE PLACEMENT PRICED AT-THE-MARKET

SAN DIEGO, CA, September 11, 2017 - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced that it has entered into definitive agreements to sell securities to certain accredited investors in a private placement priced at-the-market, for aggregate gross proceeds of approximately $3.7 million. The closing of the private placement is expected to occur on or about September 13, 2017, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

Under the terms of the offering, Apricus will sell an aggregate of 2,136,614 shares of its common stock, at a price of $1.7275 per share. The purchasers will also receive warrants to purchase up to an aggregate of 1,068,307 shares of common stock at an exercise price of $1.67 per share which will expire 2.5 years from the date of issuance.

Apricus intends to use the net proceeds from this offering for general corporate purposes and working capital.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws. Apricus has agreed to file one or more registration statements with the SEC registering the resale by the purchasers of the Shares and the shares issuable upon exercise of the Warrants.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has two product candidates currently in development. Vitaros is a product candidate in the United States for the treatment of erectile dysfunction, which is in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc (Allergan). RayVa is our product candidate in Phase 2 development for the treatment of the circulatory disorder Raynaud’s phenomenon, secondary to scleroderma, for which we own worldwide rights.

For further information on Apricus, visit http://www.apricusbio.com.

Vitaros™ is Apricus’ trademark in the United States, which is pending registration and subject to the agreement with Allergan.  Vitaros® is a registered trademark of Ferring International Center S.A. in certain countries outside of the United States.  RayVa™ is Apricus’ trademark, which is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other thing, statements regarding the private placement, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside of Apricus’ control, including, but not limited to: the satisfaction of the closing conditions prior to the closing; Nasdaq may not approve the issuance of the shares; additional costs as a result of the FDA review of the Vitaros new drug application, including the fact that the FDA could require additional clinical and pre-clinical data; Apricus’ ability to have addressed any conditions for

Exhibit 99.1

approvability raised by the FDA in the 2008 action letter or the FDA identifying other deficiencies in the resubmission; risks related to the possibility of an advisory committee meeting related to Vitaros; the risks of any additional adverse safety or other data arising from the sales and use of Vitaros in certain countries in Europe and elsewhere; Apricus’ financial position and need for additional capital to fund its operations through the FDA’s review of the NDA, which may be adversely impacted if Apricus is unable to maintain the continued listing of its common stock on the Nasdaq stock market; competition in the ED market; and other risks identified by Apricus in its reports filed with the Securities and Exchange Commission (SEC). These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC's website at www.sec.gov or without charge from Apricus.

CONTACT:
Matthew Beck
mbeck@troutgroup.com
The Trout Group
(646) 378-2933

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